UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2020

uniQure N.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	001-36294	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Paasheuvelweg 25a, 1105 BP Amsterdam, The Netherlands	N/A
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +31-20-566-7394

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Ordinary Shares, par value €0.05 per share	QURE	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 26, 2020, uniQure N.V. (the “Company”) issued a press release announcing the appointment of Ricardo Dolmetsch, Ph.D. as the Company’s President, Research and Development, effective September 14, 2020, who will succeed Sander van Deventer, M.D., Ph.D, the Company’s former Executive Vice President, Research and Product Development. The Company also announced that Robert Gut, M.D., Ph.D., will move from his role as Chief Medical Officer after a transition period following the start of Dr. Dolmetsch’s employment, and the Company plans for Dr. Gut to continue to serve on the Company’s Board of Directors. In connection with the foregoing, the Company entered into various agreements, as detailed below.

van Deventer Separation Agreement

On August 25, 2020, the Company entered into a resignation and separation agreement with Dr. van Deventer (the “van Deventer Separation Agreement”) in connection with Dr. van Deventer’s retirement from the Company, effective as of September 14, 2020 (the “van Deventer Separation Date”).

The van Deventer Separation Agreement provides that Dr. van Deventer will receive, subject to the terms thereof, a lump sum severance payment equal €588,700, to compensate for Dr. van Deventer’s loss of wages and/or to supplement benefits paid pursuant to social security legislation. In addition, Dr. van Deventer will also receive his usual gross monthly salary of €29,435 through the van Deventer Separation Date.

Pursuant to the van Deventer Separation Agreement, all equity incentive awards concluded between the Company and Dr. van Deventer will remain in full force and effect per their terms and will not be altered by the van Deventer Separation Agreement, except for the following: (i) all grants of equity will continue to vest until the van Deventer Separation Date, at which time all such grants of equity (other than previously earned but unvested performance share units) shall cease to vest; and (ii) any unvested shares of the grants of options to purchase ordinary shares dated on or about September 20, 2017, January 26, 2018, and January 26, 2019, will accelerate and be fully vested as of the van Deventer Separation Date.

The van Deventer Separation Agreement also includes non-competition, non-solicitation and other customary restrictive covenants, as well as a general release.

Gut Separation Agreement

On August 25, 2020, the Company entered into a separation agreement with Dr. Robert Gut (the “Gut Separation Agreement”) in connection with Dr. Gut’s retirement as an officer of the Company, effective as of October 14, 2020 (the “Gut Separation Date”).

The Gut Separation Agreement provides that Dr. Gut will receive, subject to the terms thereof, a lump sum severance payment equal to 140% of Dr. Gut’s annual base salary, or approximately $619,549, less applicable taxes and withholdings, within 30 days following the execution of the Gut Separation Agreement and, upon Dr. Gut’s election, reimbursement of full COBRA premiums until the earlier of (a) twelve (12) months from the Gut Separation Date, (b) the date on which Dr. Gut becomes eligible to participate in another employer’s group health plan, (c) the date on which Dr. Gut (or his eligible dependents, as applicable) is no longer eligible for COBRA coverage or (d) the date on which the Company in good faith determines that payments would result in a discriminatory health plan pursuant to the Patient Protection and Affordable Care Act of 2010. Dr. Gut will also be paid a pro-rata bonus equal to forty percent (40%) of his annual base salary. In addition, Dr. Gut will also be paid for any accrued but unused paid time off as of the Gut Separation Date.

Pursuant to the Gut Separation Agreement and except as noted above, Dr. Gut’s participation in all of the Company’s employee benefit plans will terminate as of the Gut Separation Date in accordance with the terms of those plans.

The Gut Separation Agreement also provides that, through the earlier of the one-year anniversary of the Gut Separation Date or Dr. Gut’s appointment to the Board as a non-executive director, Dr. Gut will provide consulting services to the Company on an as-needed basis relating to the transition of the clinical operations organization. Dr. Gut will be reimbursed at a rate of $500 per hour.

Dr. Gut has also agreed to a customary release and is subject to certain confidentiality, disclosure, non-competition, and non-solicitation restrictions.

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The foregoing summaries of the van Deventer Separation Agreement and the Gut Separation Agreement (together, the “Agreements”) do not purport to be complete and are subject to, and are qualified in their entirety by, each of the Agreements, copies of which the Company intends to file as exhibits to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

Item 8.01	Other Events

On August 26, 2020, the Company issued a press release announcing the foregoing. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)       Exhibit

Exhibit No.	Description
99.1	Press Release of uniQure N.V. dated August 26, 2020 announcing the appointment and planned departure of certain officers.
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNIQURE N.V.

Date: August 31, 2020	By:	/S/ MATTHEW KAPUSTA
Matthew Kapusta
Chief Executive Officer and Chief Financial Officer

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